Exhibit 99.1

Innovex Announces Fiscal 2009 First Quarter Results

PLYMOUTH, Minn.--(BUSINESS WIRE)--February 3, 2009--Innovex (Pink Sheets: INVX) today reported revenue for the fiscal 2009 first quarter ending January 3, 2009 of $13.7 million compared to $20.8 million for the fiscal 2008 fourth quarter, representing a 34.1% decrease quarter on quarter. Revenue, excluding pass through material, for the fiscal 2009 first quarter was $10.6 million compared to $15.7 million for the fiscal 2008 fourth quarter, representing a 32.5% decrease quarter on quarter.

The Company reported a net loss of $4.7 million, or $0.24 per diluted share, in the fiscal 2009 first quarter, as compared to a net loss of $6.5 million, or $0.33 per diluted share, in the fiscal 2008 fourth quarter. The net loss reported in the fiscal 2009 first quarter included restructuring charges of $612,000, or $0.03 per diluted share. Excluding restructuring charges, the net loss in the fiscal 2009 first quarter was $4.1 million, or $0.21 per diluted share. Of the $612,000 restructuring charges recorded in the fiscal 2009 first quarter, $295,000 pertained to a one-time provision made in relation to the remaining lease expenses for Eastlake property. The net loss reported in the Company’s fiscal 2008 fourth quarter included restructuring charges of $388,000, or $0.02 per diluted share. Excluding restructuring charges, the net loss in the fiscal 2008 fourth quarter was $6.1 million, or $0.31 per diluted share.

Flat Panel Display (FPD) product revenue constituted 50% of the Company’s net sales for the fiscal 2009 first quarter, Actuator Flex Circuit (AFC) revenue was 44% and integrated circuit packaging application, network system and other application revenue was 6%.

The fiscal 2009 first quarter decrease in revenue as compared to the fiscal 2008 fourth quarter was mainly driven by the softer demand for AFC and FPD products during the quarter, which decreased by 32% and 36%, respectively, over prior fiscal quarter. The soft demand was a direct result of the overall economic uncertainty experienced during the quarter as well as customer shutdowns during the holiday season. The Company’s short term demand in the fiscal 2009 first quarter was also partly impacted by the political situation in Thailand in November 2008, which had created delivery problems and short term concerns from its customers.

“Although the first quarter started out with revenue fairly close to plan for the month of October, the worldwide economic slowdown resulted in customer demand decreasing week by week starting in November with December demand being almost non existent as our customers burned off inventory and shut down their operations for the holidays.” said Terry Dauenhauer, President and Chief Executive Officer. “The demand pull back was the most severe and broad based I have seen in my 33 years in the electronics industry.”

As a result of lower revenue and low capacity utilization, gross margins for the fiscal 2009 first quarter dropped by 3.3 percentage points when compared to the fiscal 2008 fourth quarter. Operational efficiency improvement and cost reduction continues to be the Company’s focus. The fiscal 2009 first quarter total selling and engineering expenses decreased by 28.9% compared to the fiscal 2008 fourth quarter.

“We were pleased with the progress made early in the quarter to increase yields and productivity, but the very low capacity utilization the second half of the quarter made it impossible to improve margins as we originally expected” added Dauenhauer.

Cash used by operating activities was $2.3 million in the fiscal 2009 first quarter. The Company’s liquidity on January 3, 2009 was $4.0 million, which was comprised of $2.9 million of cash on hand and $1.1 million available under our short-term packing credit and working capital facilities. Utilization of our packing credit facility is dependent on presenting qualifying customer purchase orders to the banks for draw down. The Company’s liquidity position decreased by $5.0 million when compared to September 27, 2008 mainly because of the pay down in accounts payables and liabilities and partly offset by the reduction in inventory levels and improvement in the Company’s Days Sales Outstanding (DSO) from 62 days in the fiscal 2008 fourth quarter to 59 days in the fiscal 2009 first quarter. Capital expenditures for the fiscal 2009 first quarter were $865,000.

As a result of market uncertainty and lower demand, the Company believes that its liquidity position will be greatly tightened, starting in the fiscal 2009 second quarter. Accordingly, the Company continues to work closely with its Thai banking partners to explore additional restructuring of the existing debt as well as consideration of an additional working capital facility.

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Tuesday, February 3, 2009. During the conference call, Mr. Dauenhauer and other Company Officers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-424-1052 and ask for conference ID “Innovex.” The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available Tuesday, February 3, 2009 through Thursday, February 5, 2009. To access the replay, dial (402) 220-0867 and ask for conference ID “Innovex.” The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	January 3, 2009	December 29, 2007

Net sales	$13,665	$20,795
Costs and expenses:
Cost of sales	15,926	21,813
Selling, general and administrative	1,617	2,547
Royalty expense to equity investee	-	108
Engineering	425	685
Restructuring charges	612	2,251
Net (gain) loss on sale of assets	-	1
Net interest expense	892	682
Net FX (gain) loss	(1,173)	603
Net other (income) expense	43	(18)
Income (loss) before income taxes	(4,677)	(7,877)

Provision for income taxes	-	-
Net income (loss)	($4,677)	($7,877)

Net income (loss) per share:
Basic	($0.24)	($0.41)
Diluted	($0.24)	($0.41)

Weighted average shares outstanding:
Basic shares	19,431	19,408
Diluted shares	19,431	19,408

INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 3,	September 27,
Assets	2009	2008
Cash and short-term investments	$2,909	$6,532
Accounts receivable, net	8,030	14,345
Inventory	7,854	9,999
Other current assets	1,643	1,876
Total current assets	20,436	32,752
Property, plant and equipment, net	33,347	34,438
Assets held for sale	1,895	1,927
Intangible & other assets, net	38	40
Total assets	$55,716	$69,157

Liabilities and Stockholders' Equity (Deficit)
Current maturities of long-term debt	$4,106	$3,538
Line of credit	33,251	32,665
Accounts payable	16,677	23,306
Other current liabilities	2,815	4,479
Total current liabilities	56,849	63,988
Long-term debt	17,302	18,970
Stockholders' equity (deficit)	(18,435)	(13,801)
Total liabilities and stockholders' equity (deficit)	$55,716	$69,157

INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Three months ended
	January 3, 2009	December 29, 2007
Cash Flows From Operating Activities:
Net income (loss)	($4,677)	($7,877)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,985	1,936
Stock option expense	43	112
Other non-cash items	2	-
Changes in operating assets and liabilities:
Accounts receivable	6,315	(551)
Inventories	2,145	389
Other current assets	233	312
Other long term assets	2	101
Accounts payable	(6,630)	(3,397)
Other current liabilities	(1,663)	(594)
Net cash provided by (used in) operating activities	(2,245)	(9,569)

Cash Flows From Investing Activities:
Capital expenditures	(865)	(369)
Net cash provided by (used in) investing activities	(865)	(369)

Cash Flows From Financing Activities:
Payments on long-term debt	(493)	(2,749)
Issuance of long-term debt	-	1,073
Effect of currency translation on long-term debt	(606)	389
Net line of credit activity	586	8,588
Net cash provided by (used in) financing activities	(513)	7,301
Increase (decrease) in cash and equivalents	(3,623)	(2,637)
Cash and equivalents at beginning of period	6,532	10,454
Cash and equivalents at end of period	$2,909	$7,817

Use of non-GAAP financial measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP. We provide these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and to allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release and financial statements previously filed with the Securities and Exchange Commission.

Revenue excluding pass-through material:

The revenue excluding pass-through material non-GAAP financial measures used in this press release allow quantification of the margin generating portion of our revenue and the margin performance for that portion. Revenue excluding pass-through material is calculated by subtracting pass-through material from GAAP revenue. Pass-through material is defined as material components where our customer provides the specifications, dictates the supplier and negotiates the price of components to be added to the Innovex manufactured flexible circuit.

In millions	Quarter ending
	January 3, 2009	September 27, 2008
Net sales	$13.7	$20.8
Pass-through material components	3.1	5.1
Revenue excluding pass-through material	$10.6	$15.7

Net loss and net loss per share excluding restructuring & goodwill impairment:

The net loss and net loss per share excluding restructuring costs & goodwill impairment non-GAAP financial measures used in this press release provide information related to our operating results excluding charges related to transitional activities.

Net loss excluding restructuring & asset impairment:

In millions	Quarter ending
	January 3, 2009	September 27, 2008
Net loss	$4.7	$6.5
Restructuring expense & asset impairment	0.6	0.4
Net loss excluding restructuring & asset impairment	$4.1	$6.1

Net loss per share excluding restructuring & asset impairment:

	Quarter ending
	January 3, 2008	September 27, 2008
Net loss per share	$0.24	$0.33
Restructuring expense & asset impairment per share	0.03	0.02
Net loss per share excluding restructuring & asset impairment	$0.21	$0.31

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4037
Internet: http://www.innovexinc.com